Exhibit 99.1

Yongye International Announces Preliminary First Quarter 2011 Financial Results

~1Q 2011 sales more than double year-over-year~

~Company achieves 1Q 2011 positive cash flow from operations~

BEIJING, April 11, 2011 /PRNewswire-Asia-FirstCall/ -- Yongye International, Inc. (NASDAQ: YONG), a leading agricultural nutrient company in China ("Yongye" or the "Company"), today announced preliminary financial results for the first quarter of 2011.

The Company's revenues for the three months ended March 31, 2011, were $50.2 million, more than double last year's first quarter revenues of $24.9 million.  The significant increase in revenues was driven by higher demand for the Company's products in its traditional markets, and growth in several new markets. In addition, after the acquisition of the Hebei customer list in July 2010, the Company is selling its products at a higher price directly to lower level distributors in Hebei, which is Yongye's largest regional market in China.  As of March 31, 2011, Yongye had 26,006 independently-owned branded stores in its network, compared to 24,036 stores at the end of 2010.  In addition, during the first quarter of 2011, the Company achieved positive cash flow from operations.

For full year 2011, the Company continues to expect revenues of between $315 million and $325 million, representing an increase of 47.1% and 51.8% over 2010's revenue of $214.1 million. The Company expects adjusted net income attributable to Yongye, which excludes non-cash expenses related to share-based compensation for management and independent directors, the amortization of the acquired Hebei customer list, and a change in the fair value of derivative liabilities, of between $80 million and $82 million, representing an increase of between 47.9% and 51.6% over 2010 adjusted net income attributable to Yongye of $54.1 million. The Company has a year-end target of at least 30,000 for the number of independently-owned, branded stores selling Yongye's Shengmingsu products.

"We are pleased with our first quarter sales and cash flow results," stated Mr. Zishen Wu, Chairman and Chief Executive Officer.  "As many of our investors know, our first and fourth quarters are seasonally our slowest.  Nevertheless, we were able to achieve strong sales growth as a result of continued demand for our Shengmingsu agricultural nutrient products from Chinese farmers in both new and existing provinces.  Also of importance, we achieved positive cash flow from operations as a result of our improved working capital management, while more than doubling our sales year-over-year."

Mr. Wu concluded, "Our management team and board of directors are committed to enhancing shareholder value and are confident in the long-term health and future financial performance of our business.  Based on current market prices, we believe that our shares are presently undervalued in the marketplace.  Our board of directors is contemplating various alternatives to address this issue and will make an announcement as soon as the board determines the appropriate course of action."

The results announced in this press release are unaudited. The Company plans to release its first quarter 2011 financial results in May 2011.

About Yongye International

Yongye International is a leading agricultural nutrient company headquartered in Beijing, with its production facilities located in Hohhot, Inner Mongolia, China. Yongye produces and markets two lines of organic nutrient products: a liquid nutrient product which is sprayed on plants and a powder nutrient product which is added to animal feed. Both products are sold under the brand name "Shengmingsu," which means "life essential" in Chinese. The Company's patented technologies and formulas allow it to create products that increase crop yields and improve the health of livestock. The Company sells its products primarily to provincial or regional level distributors, who then channel those products to a carefully selected network of over 26,000 independently owned, Yongye branded stores or directly to rural farmers and government farms in China. For more information, please visit the Company's website at http://www.yongyeintl.com.

Safe Harbor Statement

This press release contains certain statements that may include "forward-looking statements." All statements other than statements of historical fact included herein are "forward-looking statements." These forward-looking statements are often identified by the use of forward-looking terminology such as "believes," "expects" or similar expressions, involving known and unknown risks and uncertainties. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including the risk factors discussed in the Company's periodic reports that are filed with the Securities and Exchange Commission and available on the SEC's website (http://www.sec.gov). All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these risk factors. Other than as required under the securities laws, the Company does not assume a duty to update these forward-looking statements.

Contact:

Yongye International	CCG Investor Relations

Ms. Kelly Wang	Mr. Athan Dounis

Finance Director – Capital Markets	Phone: +1-646-213-1916

Phone: +86-10-8231-9608	Email: athan.dounis@ccgir.com

E-mail: ir@yongyeintl.com

Ms. Wendy Xuan – Business Associate

Phone: +86-10-8232-8866 x 8827

E-mail: ir@yongyeintl.com

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